UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2025

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina	000-23329	56-1928817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170 Southport Drive
Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

(919) 468-0399

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value per share	CTHR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01	Entry into a Material Definitive Agreement.

Settlement Agreement

On February 10, 2025, Charles & Colvard, Ltd. (the “Company”) and Wolfspeed, Inc., formerly known as Cree, Inc. (“Wolfspeed”) entered into a settlement agreement (the “Settlement Agreement”) related to the previously disclosed arbitration, which was initiated by Wolfspeed on July 28, 2023. Under the Settlement Agreement the Company terminated the exclusive supply agreement (the “Supply Agreement”) and agreed to pay Wolfspeed a total of $4.77 million, which includes the purchased and consigned inventory, Wolfspeed’s attorney fees in connection with the arbitration, and interest. The final settlement amount is to be paid $500,000 on February 10, 2025, $1.83 million on or before February 28, 2025, and $2.44 million on or before December 31, 2025.

Background of Arbitration and Supply Agreement

On December 12, 2014, the Company entered into the exclusive Supply with Wolfspeed. Under the Supply Agreement, subject to certain terms and conditions, the Company agreed to exclusively purchase from Wolfspeed, and Wolfspeed agreed to exclusively supply, 100% of the Company’s required SiC materials in quarterly installments that were required to equal or exceed a set minimum order quantity, contingent on the Company submitting purchase orders. The initial term of the Supply Agreement was scheduled to expire on June 24, 2018.

Effective June 22, 2018, the Company and Wolfspeed amended the Supply Agreement to extend the expiration date to June 25, 2023. This amendment also (i) provided the Company with one option, subject to certain conditions, to unilaterally extend the term of the Supply Agreement for an additional two-year period following expiration of the initial term; (ii) established a process by which Wolfspeed may begin producing alternate SiC material based on the Company’s specifications that will give the Company the flexibility to use the materials in a broader variety of its products; and (iii) permitted the Company to purchase certain amounts of SiC materials from third parties under limited conditions.

Effective June 30, 2020, the Company and Wolfspeed further amended the Supply Agreement to extend the expiration date to June 29, 2025. This amendment also, among other things, (i) spread the Company’s total purchase commitment, contingent on the Company submitting a purchase order, under the Supply Agreement in the amount of approximately $52.95 million over the term of the Supply Agreement, as amended; (ii) established a process by which Wolfspeed has agreed to accept purchase orders in excess of the agreed-upon minimum purchase commitment, subject to certain conditions; and (iii) permitted the Company to purchase revised amounts of SiC materials from third parties under limited conditions.

On July 28, 2023, Wolfspeed initiated a confidential arbitration against the Company for breach of contract claiming damages, plus interest, costs, and attorneys’ fees and an interim award was made on December 5, 2024.

The foregoing description of the Settlement Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which will be filed, with confidential terms redacted, as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025.

Item 1.02	Termination of a Material Definitive Agreement.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the terminated Supply Agreement is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charles & Colvard, Ltd.

February 14, 2025	By:	/s/ Clint J. Pete
Clint J. Pete
Chief Financial Officer